UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 31, 2015

CORELOGIC, INC.
(Exact Name of the Registrant as Specified in Charter)

Delaware	001-13585	95-1068610
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 Pacifica, Irvine, California	92618-7471
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (949) 214-1000
Not Applicable.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note
On January 6, 2016, CoreLogic, Inc., a Delaware corporation (“CoreLogic” or the “Company”) filed a Current Report on Form 8-K announcing that the Company, through CoreLogic Solutions, LLC, a California limited liability company and wholly-owned subsidiary of CoreLogic (“CoreLogic Solutions”), had entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with Wells Fargo Bank, N.A., a national banking association, and Wells Fargo Central Pacific Holdings, Inc., a California corporation. The Purchase Agreement provided for the acquisition by CoreLogic Solutions of the remaining issued and outstanding membership interests in each of RELS LLC and RELS Title Services, LLC (including their wholly-owned subsidiaries) and assumption of certain transferred liabilities. CoreLogic previously owned 50.1% of each of these entities. The total consideration paid in connection with the transaction was approximately $65 million in cash, which was funded through cash on hand. The transaction closed on December 31, 2015 upon execution of the Purchase Agreement (the "Closing Date").

Following further analysis, the Company has determined that the acquisition was not significant and the Purchase Agreement was not a material agreement of the Company. As a result, the Company will not file financial information related to the acquisition pursuant to Item 9.01 of Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.
For the reasons set forth under the "Explanatory Note" above, financial statements related to the acquisition of RELS, LLC will not be filed by amendment to this Current Report on Form 8-K.

(b)	Pro Forma Financial Information.
For the reasons set forth under the "Explanatory Note" above, pro forma financial information will not be filed by amendment to this Current Report on Form 8-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CORELOGIC, INC.

Date:	February 19, 2016	By:	/s/ Frank D. Martell
		Name:	Frank D. Martell
		Title:	Chief Operating and Financial Officer